Exhibit 99.1

Ironclad Performance Wear Reports Record Fourth Quarter and

Fiscal Year 2012 Results

2012 Net Sales Up 22%, Driving Record Net Income and Earnings Per Share

LOS ANGELES, CA – February 27, 2013 – Ironclad Performance Wear Corporation (ICPW:OB), the recognized leader in high-performance task-specific work gloves, reported financial results for the fourth quarter and fiscal year ended December 31, 2012.

Fourth Quarter and Full Year 2012 Highlights

●	Fourth quarter Net Sales increased 40% to record $10.7 million, driving Net Income Before Taxes up 166% to a record $1.8 million.
●	Full year 2012 Net Sales were up 22% to a record $26.2 million, with Net Income up 174% to a record $3.1 million.
●

Major new product introductions in the fourth quarter included the Ironclad Mechanic glove, designed specifically for auto mechanics and technicians; and the Ironclad TouchScreen performance work glove that addresses the growing use of touchscreen devices. The Company also introduced the newest member to the KONG™ glove family, the Cut Resistant KONG, designed for the particular hazardous conditions found on an oil and gas platform.

Fourth Quarter 2012 Results

The Company reported Net Sales for the fourth quarter of 2012 of $10.7 million, an increase of 39.8% percent from the fourth quarter 2011 of $7.7 million.

Gross Profit increased 53.9% to $4.1 million, or 38.1% of Net Sales, compared to $2.7 million, or 34.6% of Net Sales in the fourth quarter of 2011.

Operating Expenses as a percent of Net Sales decreased to 20.5%, or $2.2 million, compared to 24.8% of Net Sales, or $1.9 million during the same period last year.

Income from Operations increased 151% to $1.9 million compared to $752,680 during the same period in 2011.

Net Income increased $2.0 million to $2.6 million, or $0.03 per share, in the fourth quarter 2011, compared to $605,857, or $0.01 per share, in the same period last year. $857,500 of this increase in Net Income is the result of recording a deferred tax benefit.

“As reported in our financial results, the fourth quarter was exceptional on virtually all fronts – sales, operating leverage and profitability” said Scott Jarus, Chairman and CEO of Ironclad. “We experienced excellent growth within our international sales, industrial safety and co-branded private label channels, and the continuing growth in income from operations reflects the efficiencies and scalability of Ironclad’s business model”.

Fiscal 2012 Year-End Results

Full-year Net Sales for 2012 were $26.2 million, representing a 22.3% increase from the 2011 Net Sales of $21.4 million.

Gross Profit increased 26.2% to $10.1 million or 38.4% of Net Sales in 2012, compared to $8.0 million, or 37.2% of Net Sales for full-year 2011.

Operating Expenses as a percent of Net Sales decreased to 29.0%, or $7.6 million, compared to 30.4% of Net Sales, or $6.5 million for full-year 2011.

Income from Operations increased 69.1% to $2.5 million compared to an Income from Operations of $1.5 million for fiscal year 2011.

Net Income for 2012 increased to $3.1 million, or $0.04 per share, representing a 174% growth when compared to a Net Income of $1.1 million or $0.02 per share, in the prior year. A 30% reduction in the Company’s valuation allowance for deferred tax assets, primarily net operating loss carry-forwards, contributed $0.01 per share to the increase.

Mr. Jarus added, “2012 was an exceptionally successful year for Ironclad. The strength of the Ironclad brand, representing quality, innovation, performance and value, has drawn customers to our products and enabled us to not only grow business with our existing customers, but to add entirely new distribution channels, such as those in the retail automotive sector.”

2013 Outlook

Ironclad expects that its Net Sales for 2013 will increase by 10% to 15%, to approximately $28.8 million to $30.1 million. EBITDA, which also includes non-cash stock options expense (i.e. Earnings Before Interest, Taxes, Depreciation, Amortization and ASC 718 stock options expense) will be approximately $2.8 million, or even with 2012’s performance, primarily reflecting the Company’s desire to increase spending on its international expansion and marketing. Earnings per share will marginally increase. This guidance is based upon management’s outlook for organic growth only, and does not contemplate any acquisition opportunities which, if identified and concluded, are expected to be accretive to this 2013 guidance on both a Net Sales and Net Income basis.

“Our financial results for 2012 demonstrated the Company’s continuing ability to leverage its brand, innovative products and expertise to create and sustain growth and profitability, said Mr. Jarus. “However, competition in 2013, particularly in the oil & gas industrial safety segment, has greatly intensified over the past year – a tribute to the stellar success of Ironclad’s KONG line of gloves. This competition is resulting in pricing pressures which we are actively addressing. Additionally, Ironclad will be introducing a new “re-featured” less expensive line of KONG gloves for this industry which we believe will stunt any market share erosion caused by this increased competition. Our guidance for 2013 reflects the changing competitive landscape. We remain confident in our ability to continue to grow both our top and bottom lines and remain the industry leader in innovative high performance task-specific work gloves.”

Conference Call

Ironclad Performance Wear will hold a conference call to discuss 2012 financial results on Wednesday, February 27th, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). To participate in the conference call, interested parties should dial (877) 941-8416 ten minutes prior to the call. International callers should dial 1+ (480) 629-9808. If you are unable to participate in the live call, a replay will be available from February 27th at 7:30 p.m. Eastern Time through 11:59 p.m. Eastern Time on March 13, 2013. To access the replay, dial (877) 870-5176 (passcode: 4599257). International callers should dial 1+ (858) 384-5517 and use the same passcode.

In addition, the conference call will also be broadcast live over the Internet and can be accessed at www.ironclad.com. For those unable to participate during the live broadcast, the Webcast will be archived on this site through March 13, 2013.

The Company's financial results will be posted online at www.ironclad.com once they are publicly released.

About Ironclad Performance Wear Corporation

Ironclad Performance Wear is a leader in high-performance task-specific work gloves. It created the performance work glove category in 1998, and continues to leverage its leadership position in the safety, construction and industrial markets through the design, development and distribution of specialized task-specific gloves for industries such as oil & gas extraction; automotive; and police, fire, first-responder and military. Ironclad engineers and manufactures its products with a focus on innovation, design, advanced material science and durability. Ironclad's gloves and apparel are available through industrial suppliers, hardware stores, home centers, lumber yards, and sporting goods retailers nationwide; and through authorized distributors in North America, Europe, Australia and Asia.

Built Tough for the Industrial Athlete™

For more information on Ironclad, please visit the Company's Website at www.ironclad.com.

Information about Forward-Looking Statements

This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Ironclad's products, the introduction of new products, Ironclad's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Ironclad's liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in Ironclad's filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include statements regarding guidance about and achievement of financial goals and performance for 2013, increasing interest and sales of Ironclad’s products, market opportunities presented by new products and/or customers and Ironclad’s profitability in 2013. For a more detailed description of the risk factors and uncertainties affecting Ironclad, please refer to the Company's recent Securities and Exchange Commission filings, which are available at www.sec.gov. Ironclad undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Information about Non-GAAP Financial Measures

This release contains disclosure regarding the non-GAAP financial measure “EBITDA, which also includes non-cash stock option expense (i.e. Earnings Before Interest, Taxes, Depreciation, Amortization and ASC 718 stock option expense).” The Company believes that disclosure regarding EBITDA, which also includes non-cash stock option expense, as a supplemental measure of performance improves the transparency of the Company’s disclosures. This non-GAAP financial measure is not a substitute for GAAP financial results, and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP.

Contacts

Scott Jarus, CEO

scottj@ironclad.com

(310) 643-7800 x120

Justin Vaicek

Liolios Group, Inc.

ICPW@liolios.com

(949) 574-3860

Ironclad Performance Wear Corp.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2012	December 31, 2011
ASSETS
Current Assets
Cash and cash equivalents	$721,588	$1,060,125
Accounts receivable (net of allowance for doubtful accounts of $48,000 and $37,000)	6,423,670	798,004
Due from factor	915,492	2,462,973
Inventory net of reserve of $619,000 and $460,000	5,281,445	4,449,315
Deposits on Inventory	716,273	467,063
Prepaid and other	308,815	265,652
Deferred tax asset - Current	857,500	-
Total Current Assets	15,224,783	9,503,132

Property and Equipment
Computer equipment and software	515,058	486,066
Vehicles	43,680	43,680
Office equipment and furniture	179,835	162,871
Leasehold improvements	47,381	43,589
Less: accumulated depreciation	(529,917)	(416,672)
Total Property and Equipment, net	256,037	319,534

Other Assets
Trademarks and patents (net of accumulated amortization of $40,318 and $31,915)	132,168	131,412
Deposits	10,204	11,354
Total Other Assets	142,372	142,766

Total Assets	$15,623,192	$9,965,432

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$4,932,648	$2,560,504
Line of credit	1,483,883	1,661,220
Total current liabilities	6,416,531	4,221,724

Total Liabilities	6,416,531	4,221,724

Stockholder's Equity
Common stock, $.001 par value; 172,744,750 shares authorized;
76,447,587 and 74,550,754 shares issued and outstanding at December 30, 2012 and December 31, 2011, respectively	76,448	74,551
Additional paid in capital	18,920,811	18,538,563
Accumulated deficit	(9,790,598)	(12,869,406)
Total Stockholders' Equity	9,206,661	5,743,708

Total Liabilities & Stockholders' Equity	$15,623,192	$9,965,432

Ironclad Performance Wear Corp.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011

REVENUES
Net sales	$10,739,170	$7,682,394	$26,180,114	$21,401,002

COST OF SALES
Cost of sales	6,646,450	5,023,271	16,129,474	13,439,562

GROSS PROFIT	4,092,720	2,659,123	10,050,640	7,961,440

OPERATING EXPENSES
General and administrative	1,020,850	795,336	3,185,662	2,566,152
Sales and marketing	673,308	721,009	2,591,725	2,583,111
Research and development	158,354	116,526	541,171	365,481
Purchasing, warehousing and distribution	307,905	239,908	1,112,492	858,758
Depreciation and amortization	40,233	33,665	158,069	132,483

Total Operating Expenses	2,200,650	1,906,444	7,589,119	6,505,985

INCOME FROM OPERATIONS	1,892,070	752,679	2,461,521	1,455,455

OTHER INCOME (EXPENSE)
Interest expense	(22,434)	(32,291)	(50,145)	(94,407)
Interest income	77	50	21,463	89
Other income (expense), net	(20,468)	-	55,419	700
Gain (Loss) on disposition of equipment	50	(24,582)	50	(25,720)

Total Other Income (Expense)	(42,775)	(56,823)	26,787	(119,338)

NET INCOME BEFORE INCOME TAXES	1,849,295	695,856	2,488,308	1,336,117

PROVISION FOR INCOME TAXES	(150,000)	(90,000)	(267,000)	(213,950)
DEFERRED INCOME TAX BENEFIT	857,500	-	857,500	-

NET INCOME	$2,556,795	$605,856	$3,078,808	$1,122,167

NET INCOME PER COMMON SHARE
Basic	$0.03	$0.01	$0.04	$0.02
Diluted	$0.03	$0.01	$0.04	$0.01

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	76,403,179	73,816,955	76,028,200	73,446,414
Diluted	86,016,780	84,293,491	85,641,801	83,922,950